Exhibit 99.1

Real Goods Solar Reports Fourth Quarter 2011 Results

Boulder, CO, March 15, 2012 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential and commercial solar energy EPC provider, today announced results for its fourth quarter ended December 31, 2011.

On December 19, 2011, Real Goods Solar closed on the previously announced merger with Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”), issuing 8.7 million unregistered shares of its Class A common stock to Alteris’ equity holders for 100% of Alteris’ outstanding equity. For accounting purposes, Alteris’ financial results were consolidated with Real Goods Solar’s beginning June 22, 2011.

Net revenue for the fourth quarter of 2011 increased 99.8% to $40.3 million from $20.2 million recorded in the same period last year. The revenue growth was attributable to the acquisition of Alteris.

Gross profit increased to $9.6 million, or 23.9% of net revenue, for the fourth quarter of 2011 from $6.2 million, or 30.9% of net revenue, in the same period last year. The decrease in gross profit percentage primarily reflects an increase in mix of commercial revenue as well as a lower average gross margin on our commercial projects for the fourth quarter of 2011.

Operating expenses increased $3.6 million to $9.5 million for the fourth quarter of 2011 from $5.8 million for the same period last year. As a percentage of net revenue, operating expenses decreased to 23.5% from 28.9%. The increase in operating expenses is attributable to the consolidation of Alteris.

Operating income for the fourth quarter of 2011 was $0.2 million compared to $0.4 million for the same period last year. EBITDA, excluding one-time expenses of $0.8 million, was $1.5 million for the fourth quarter. Net income for the fourth quarter of 2011 was $0.1 million, or $0.00 per share, as compared to $0.3 million, or $0.01 per share, for the same period last year.

For the year ended December 31, 2011, revenue grew to $109.3 million, a 41.3% increase from $77.3 million last year. Operating income for 2011, excluding acquisition-related costs of $2.4 million, was $0.1 million compared to $2.0 million in 2010. Including the impact of the acquisition-related costs, net loss for 2011 was $1.9 million, or $0.08 per share, compared to net income of $1.2 million, or $0.07 per share, last year.

On December 31, 2011, Real Goods Solar issued 2,153,293 shares of Class A common stock to Gaiam upon Gaiam’s conversion of its remaining 2,153,293 shares of Class B common stock. Gaiam’s holdings of 10 million shares of Class A common stock now represent approximately 38% of the total shares outstanding.

We made tremendous progress on the integration of Alteris in the fourth quarter,” commented Bill Yearsley, Chief Executive Officer. “We are in the middle of a period of significant investment that is positioning the company to be able to effectively scale and drive efficiencies. We continue to centralize numerous functions in our expanded Colorado headquarters and remain focused on driving long-term profitability on a combined basis and to see the benefits of being a unified national player.”

“We were pleased to close the Alteris transaction in the fourth quarter and to move forward with our strategy of becoming a truly national player in the solar EPC market,” said Erik Zech, Chief Financial Officer. “We have been working hard to bring the aligned businesses together onto common platforms and are now focused on taking advantage of our increased scale. The company saw record revenue in the fourth quarter and was also able to maintain solid EBITDA profitability in a period of significant change and investment. This profitability is particularly impressive given the pre-acquisition losses that Alteris had experienced in the past and is an indicator of the success of our integration efforts.”

Real Goods Solar will host a conference call tomorrow, March 16, 2012, at 10:00 a.m. PDT (1:00 p.m. EDT) to review the fourth quarter results.

Dial-in No.: 877-941-4774 (domestic) or 480-629-9760 (international)

Passcode: Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on March 30, 2012.

Replay number:	877-870-5176 (domestic) or 858-384-5517 (international)
Pin:	4517782

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy EPC provider, having installed approximately 13,000 solar systems. Real Goods Solar offers turnkey solar energy services and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the Northeast, Real Goods Solar is one of the largest residential and commercial solar installers in the country. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
Net revenue	$40,292	100.0%	$20,162	100.0%
Cost of goods sold	30,674	76.1%	13,940	69.1%

Gross profit	9,618	23.9%	6,222	30.9%
Operating expenses	9,451	23.5%	5,826	28.9%

Income from operations	167	0.4%	396	2.0%
Interest and other income (expense)	(73)	-0.2%	10	0.0%

Income before income taxes	94	0.2%	406	2.0%
Income tax expense (benefit)	(22)	-0.1%	156	0.8%

Net income	$116	0.3%	$250	1.2%

Weighted-average shares outstanding:
Basic	26,655		18,308
Diluted	26,655		18,308
Net income per share:
Basic	$0.00		$0.01
Diluted	$0.00		$0.01

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Year Ended December 31, 2011		Year Ended December 31, 2010
Net revenue	$109,257	100.0%	$77,324	100.0%
Cost of goods sold	81,397	74.5%	55,814	72.2%

Gross profit	27,860	25.5%	21,510	27.8%
Operating expenses	27,743	25.4%	19,489	25.2%
Acquisition-related costs	2,393	2.2%	—	0.0%

Income (loss) from operations	(2,276)	-2.1%	2,021	2.6%
Interest and other income (expense)	(184)	-0.1%	15	0.0%

Income (loss) before income taxes	(2,460)	-2.2%	2,036	2.6%
Income tax expense (benefit)	(560)	-0.5%	797	1.0%

Net income (loss)	$(1,900)	-1.7%	$1,239	1.6%

Weighted-average shares outstanding:
Basic	23,572		18,301
Diluted	23,572		18,367
Net income (loss) per share:
Basic	$(0.08)		$0.07
Diluted	$(0.08)		$0.07

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$11,813	$11,123
Restricted cash	172	—
Accounts receivable, net	21,539	19,259
Costs in excess of billings on uncompleted contracts	5,411	—
Inventory, net	12,264	6,394
Deferred costs on uncompleted contracts	1,313	215
Receivable and deferred tax assets	3,333	1,861
Other current assets	1,014	736

Total current assets	56,859	39,588
Property and equipment, net	6,930	5,401
Deferred tax assets (a)	5,444	1,380
Goodwill	19,885	732
Other intangibles, net	390	—
Other assets	41	498

Total assets	$89,549	$47,599

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$27,785	$10,000
Accrued liabilities	3,292	2,630
Billings in excess of costs on uncompleted contracts	2,144	—
Debt	197	—
Capital lease obligations	126	—
Payable to Gaiam	2,176	2,865
Deferred revenue and other current liabilities	2,388	534

Total current liabilities	38,108	16,029
Debt, net of current portion	202	—
Capital lease obligations, net of current portion	433	—

Total liabilities	38,743	16,029

Total shareholders’ equity (a)	50,806	31,570

Total liabilities and shareholders’ equity	$89,549	$47,599

(a)	Balances at December 31, 2010 have been recast to reflect the correction of immaterial errors related the Company’s income taxes for 2008. Deferred tax assets and total shareholders’ equity were each reduced by $364 thousand.

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three months ended December 31, 2011. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three months ended December 31, 2011 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, amortization, share-based compensation, and non-recurring expenses are set forth below (unaudited, in thousands):

For the Three Months Ended December 31, 2011
Income from operations	$167
Exclusion of depreciation and amortization	356
Exclusion of share-based compensation	189
Exclusion of non-recurring expenses	827

Non-GAAP EBITDA	$1,539